PROSPECTUS

                                                      Rule No. 424(b)(3)
                                                      Registration No. 333-02275

                                1,000,000 Shares


                            MERRILL LYNCH & CO., INC.


                                  Common Stock


                                  -------------

This Prospectus relates to up to 1,000,000 shares of Common Stock, par value $1.33-1/3 per share, including preferred stock purchase rights ("Common Stock"), of Merrill Lynch & Co., Inc. (the "Company"), which may be offered and sold to immediate family members of certain Participants in the Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plan (the "Plan"), pursuant to nonqualified stock options ("Stock Options") granted to such Participants under the Plan, some or all of which may be transferred by Participants to immediate family members in accordance with the Plan and the grant documents specifying the terms and conditions of such Stock Options. This prospectus also relates to the offer and sale of Common Stock pursuant to such Stock Options to the beneficiaries of such immediate family members, or the executors, administrators or beneficiaries of their estates, or other persons duly authorized by law to administer the estate or assets of such persons.

                                  -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -------------

No person is authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                                  -------------

            THIS PROSPECTUS SHOULD BE RETAINED FOR FUTURE REFERENCE.

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               The date of this Prospectus is February 21, 1997.
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                                TABLE OF CONTENTS


                                                                        Page
                                                                        ----
         Available Information...........................................2
         Incorporation of Certain Documents by Reference.................2
         Merrill Lynch & Co., Inc. ......................................3
         Use of Proceeds.................................................3
         Description of Common Stock.....................................3
         Description of the Plan and the Stock Options...................4
         Federal Income Tax Consequences.................................7
         Experts.........................................................9
         Legal Opinion...................................................9

                              AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2551 and Northeast Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy statements, and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, the American Stock Exchange, the Chicago Stock Exchange, and the Pacific Stock Exchange. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 29, 1995, Quarterly Reports on Form 10-Q for the quarters ended March 29, 1996, June 28, 1996 and September 27, 1996, and Current Reports on Form 8-K dated January 17, 1996, January 22, 1996, February 7, 1996, February 29, 1996, March 1, 1996,
March 12, 1996, March 18, 1996, April 1, 1996, April 15, 1996, May 1, 1996, May
13, 1996, May 15, 1996, and May 28, 1996 (as amended by Form 8-K/A filed June 7,
1996), July 9, 1996, July 16, 1996, July 31, 1996, August 12, 1996, October 15,
1996, October 30, 1996, January 13, 1997 and January 27, 1997, filed pursuant to
Section 13 of the Exchange Act, are incorporated by reference herein.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the securities registered hereunder shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

         The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person (without exhibits other than exhibits specifically incorporated by reference) of any or all of the documents incorporated by reference in this Prospectus. Requests for such copies may be directed to Mr. Gregory T. Russo, Secretary, Merrill Lynch & Co., Inc., 100 Church Street, 12th Floor, New York, New York 10080-6512 (telephone number: (212) 602-8435).


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

                            MERRILL LYNCH & CO., INC.

         Merrill Lynch & Co., Inc. is a holding company that, through its subsidiaries and affiliates, provides investment, financing, insurance, and related services on a global basis. Its principal subsidiary, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), one of the largest securities firms in the world, is a leading broker in securities, options contracts and commodity and financial futures contracts; a leading dealer in options and in corporate and municipal securities; a leading investment banking firm that provides advice to, and raises capital for, its clients; and an underwriter of selected insurance products. Other subsidiaries provide financial services on a global basis similar to those of MLPF&S and are engaged in such other activities as international banking, lending, and providing other investment and financing services. Merrill Lynch International Incorporated, through subsidiaries and affiliates, provides investment, financing, and related services outside the United States and Canada. Merrill Lynch Asset Management, LP and Fund Asset Management, LP together constitute one of the largest mutual fund managers in the world and provide investment advisory services. Merrill Lynch Government Securities Inc. is a primary dealer in obligations issued or guaranteed by the U.S. Government and its agencies. Merrill Lynch Capital Services, Inc., Merrill Lynch Derivative Products A.G., and Merrill Lynch Capital Markets PLC are the Company's primary derivative product dealers and enter into interest rate and currency swaps and other derivative transactions as intermediaries and as principals. The Company's insurance underwriting operations consist of the underwriting of life insurance and annuity products. Banking, trust, and mortgage lending operations conducted through subsidiaries of the Company include issuing certificates of deposit, offering money market deposit accounts, making secured loans, and providing foreign exchange trading facilities and other related services.

         The principal executive office of the Company is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; its telephone number is (212) 449-1000.

                                 USE OF PROCEEDS

         The Company intends to use the net proceeds from the sale of the Common Stock offered hereby for general corporate purposes.

                           DESCRIPTION OF COMMON STOCK

         The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, par value $1.33-1/3 per share, and 25,000,000 shares of preferred stock, par value $1.00 per share, issuable in series ("Preferred Stock"). The holders of shares of Common Stock are entitled to one vote for each share held and each share of Common Stock is entitled to participate equally in dividends out of funds legally available therefor, as and when declared by the Board of Directors, and in the distribution of assets in the event of liquidation. The shares of Common Stock have no preemptive or conversion rights, redemption provisions or sinking fund provisions. The outstanding shares of Common Stock are, and the shares offered hereby will be, duly and validly issued, fully paid and nonassessable. Each share is eligible to participate under the Rights Agreement referenced below and, to the extent specified therein, to purchase certain securities upon the occurrence of certain events specified in the Rights Agreement.

     The Board of Directors of the Company, without further action by stockholders, has the authority, to issue shares of Preferred Stock from time to time in one or more series and to fix the powers (including voting power), designations, preferences as to dividends and liquidation, and relative, participating, optional, or other special rights and the qualifications, limitations, or restrictions thereof. As of June 15, 1996, there were 17,000,000 Depositary Shares issued, each representing a one four-hundredth interest in a share of the Company's 9% Cumulative Preferred Stock, Series A (the "9% Preferred Stock"). The 9% Preferred Stock is a single series consisting of 42,500 shares with an aggregate liquidation preference of $425,000,000. As of December 27, 1996, there were 42,500 shares of 9% Preferred Stock outstanding. As of December 27, 1996, there were 3,000 shares of the Company's Remarketed Preferred StockSM, Series C (the "RP(R) Stock") issued, of which 1,938 were outstanding. On January 15, 1997, all the outstanding shares of RP Stock were called for redemption in accordance with their terms. From time to time, MLPF&S may occasionally acquire a temporary position in the Depositary Shares and shares of RP Stock. At December 27, 1996, the Depositary Shares and shares of RP Stock held by MLPF&S for the purpose of resale was not material.


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

         The 9% Preferred Stock and RP Stock have dividend and liquidation preference over the Common Stock and over the Series A Junior Preferred Stock issuable pursuant to a Rights Agreement dated as of December 16, 1987 between ML & Co. and The Chase Manhattan Bank (successor by merger to Manufacturers Hanover Trust Company).


                  DESCRIPTION OF THE PLAN AND THE STOCK OPTIONS

The Plan

         A copy of the Plan is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following summary of certain provisions of the Plan does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Plan, including the definitions therein of certain terms.

         The purposes of the Plan are to enhance the growth and profitability of the Company and its subsidiaries by providing the incentive of long-term rewards to key employees, to attract and retain employees of outstanding competence and ability, to encourage long-term stock ownership by employees, and to further align the interests of such employees with those of stockholders by providing them with the incentive of long-term rewards through an opportunity for capital accumulation in the form of a proprietary interest in the Company. The Plan is not a pension, profit-sharing, or stock bonus plan designed to qualify under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or an employee benefit plan subject to any of the provisions of the Employee Retirement Income Security Act of 1974 (other than a one-time reporting requirement).

         The Plan was adopted by the Board of Directors of the Company on February 27, 1989 and was approved by the stockholders of the Company on April 28, 1989. On April 22, 1991, the stockholders of the Company approved an increase, to 40,000,000, in the number of shares authorized to be distributed under the Plan. On January 27, 1992, the Board of Directors of the Company amended the Plan to limit to 40,000,000 the total number of units payable in cash under the Plan. On October 11, 1993, the Board of Directors of the Company declared a two-for-one stock split, effected in the form of a 100% stock dividend, payable on November 24, 1993 to the holders of record of shares of Common Stock at the close of business on October 22, 1993. Therefore, total authorization pursuant to the Plan is 80,000,000 shares of Common Stock and 80,000,000 units payable in cash. As of December 27, 1996, 10,945,605 shares were available for distribution under the Plan (net of shares reserved for issuance upon the exercise of outstanding Stock Options), and unexercised Stock Options to purchase 31,906,328 shares of Common Stock were outstanding under the Plan.

         The Plan provides for grants of "Performance Shares," "Performance Units," "Restricted Shares," "Restricted Units," "Stock Options," "Stock Appreciation Rights," and "Other ML & Co. Securities" to eligible employees as the Management Development and Compensation Committee of the Board of Directors of the Company (the "Committee") may determine. The Committee determines, after receiving the recommendations of the management, the employees to whom grants will be made, when such grants will be made, the size of such grants, and other terms of grants.

         The Plan is administered by the Committee, which is constituted to meet the requirements of Rule 16b-3 promulgated under the Exchange Act. The Committee members serve at the pleasure of the Company's Board of Directors. They presently are Jill K. Conway, who chairs the Committee, Earle H. Harbison, Jr., Robert P. Luciano, John J. Phelan, Jr., and William L. Weiss, none of whom is employed by the Company. The Committee's address is c/o Corporate Secretary, Merrill Lynch & Co., Inc., 100 Church Street, 12th Floor, New York, New York 10080-6512. In addition to the powers mentioned above, the Committee has the power to interpret the Plan and to prescribe rules and regulations relating thereto. Copies of the Plan and additional information about the Plan and its administrators may be obtained from Linda Teufel, Executive Compensation, Merrill Lynch & Co., Inc., North Tower, World Financial Center, New York, New York 10281-1331 (telephone no.: (212) 449-7031).

         The Company's Board of Directors or the Committee may modify, amend, or terminate the Plan at any time, except that, to the extent then required by applicable law, rule, or regulation, approval of the holders of a majority of the shares of Common Stock represented in person or by proxy at a meeting of stockholders will be required to increase the maximum number of shares of Common Stock available for distribution under the Plan (other than increases due to an


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

adjustment in accordance with the Plan). No amendment, modification or termination shall adversely affect the rights of a Participant or Stock Option Transferee (as defined below) under a grant previously made to him or her without his or her consent.

The Stock Options

         General

         As stated above, the Plan provides for the grant of Nonqualified Stock Options to purchase shares of Common Stock. At the time of grant, the Committee establishes the exercise price (which may not be less than 50% of the Fair Market Value of the underlying Common Stock on the date of grant), the expiration date (which may not be more than 10 years from the date of grant), and the times and installments in which the Stock Options may be exercised.

         As of the date of this Prospectus, all Stock Options granted under the Plan have had expiration dates ten years from the date of grant with an exercise price equal to the Fair Market Value of the Common Stock on the date of grant. All such grants have provided that the Stock Options become exercisable in equal annual installments over the four- or five-year period following the date of grant.

         If any change shall occur in or affect shares of Common Stock or Stock Options on account of a merger, reorganization, stock dividend, stock split or similar changes, the Committee shall make adjustments in, among other things,
(i) the maximum number of shares of Common Stock available for distribution under the Plan; (ii) the number of shares reserved for outstanding Stock Option grants; and (iii) any other terms or provisions of outstanding grants, in order to preserve the full benefits of such grants.

         Transferability

         The Plan provides that Stock Options are generally not transferable by a Participant except by will or the laws of descent and distribution and are exercisable during the Participant's lifetime only by the Participant. Notwithstanding the foregoing, under certain circumstances, the Committee may grant (or sanction by amending an existing grant) Stock Options that may be transferred by the Participant during his or her lifetime to any member of his or her immediate family or a trust established for the exclusive benefit of one or more members of his or her immediate family in order to permit Participants who receive transferable grants to make a gift of Stock Options to such persons for estate planning purposes. The term "immediate family" is defined for such purpose as children, stepchildren and grandchildren, including relationships arising from legal adoption.

         This Prospectus relates to up to 1,000,000 shares of Common Stock of the Company which may be offered and sold to immediate family members of Participants in the Plan pursuant to Stock Options that may be transferred to such immediate family members as described in the immediately preceding paragraph. This Prospectus also relates to the offer and sale of Common Stock pursuant to such Stock Options to the beneficiaries of such immediate family members, or the executors, administrators or beneficiaries of their estates, or other persons duly authorized by law to administer the estate or assets of such persons. As used herein, "Stock Option Transferee" refers to an immediate family member of a Plan Participant (or such person's beneficiary, estate or other legal representative), or a trust for the benefit of one or more immediate family members, that has received Stock Options in a valid transfer, and "Participant Transferor" refers to the Plan Participant who transferred Stock Options held by a particular Stock Option Transferee.

         Upon transfer to a Stock Option Transferee, a Stock Option continues to be governed by and subject to the terms and limitations of the Plan and the relevant grant, and the Stock Option Transferee is entitled to the same rights as the Participant Transferor thereunder, as if no transfer had taken place. Accordingly, the rights of the Stock Option Transferee are subject to the terms and limitations of the original grant to the Participant Transferor, including provisions relating to expiration date, exercisability, exercise price and forfeiture. For information regarding the terms of a particular Stock Option grant, Stock Option Transferees may contact Linda Teufel, Executive Compensation, Merrill Lynch & Co., Inc., North Tower, World Financial Center, New York, New York 10281-1331 (telephone no.: (212) 449-7031).


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

         Once a Stock Option has been transferred to a Stock Option Transferee, it may not be subsequently transferred by the Stock Option Transferee except by will or the laws of descent and distribution. A Stock Option Transferee may designate in writing to the Company before his or her death one or more beneficiaries to receive, in the event of his or her death, any rights to which the Stock Option Transferee would be entitled under the Plan. A Stock Option Transferee may also designate an alternate beneficiary to receive payments if the primary beneficiary predeceases the Stock Option Transferee. A beneficiary designation may be changed or revoked in writing by the Stock Option Transferee at any time. Changes in beneficiary designation should be sent (return receipt requested) to the attention of the Secretary, Merrill Lynch & Co., Inc., 100 Church Street, 12th Floor, New York, New York 10080-6512.

         Exercise of Stock Options by Stock Option Transferees

         A Stock Option may be exercised by a Stock Option Transferee at any time from the time first set by the Committee in the original grant to the Participant Transferor until the close of business on the expiration date of the Stock Option. Stock Options generally become exercisable in equal annual installments over the four- or five-year period following the date of grant. Notwithstanding the foregoing, the Stock Option Transferee may not exercise a Stock Option during the 12-month period following a hardship withdrawal by the Participant Transferor of Elective 401(k) Deferrals as defined in the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan.

         The purchase price of the shares as to which Stock Options are exercised shall be paid to the Company at the time of exercise (i) in cash, (ii) by delivering freely transferable shares of Common Stock already owned by the Stock Option Transferee having a total Fair Market Value on the day prior to the date of exercise at least equal to the purchase price, (iii) a combination of cash and shares of Common Stock equal in value to the purchase price, or (iv) by such other means as the Committee may from time to time determine.

         Upon exercise of a Stock Option by a Stock Option Transferee, any federal, state or local withholding taxes arising from the exercise are the obligation of the Participant Transferor. The exercise will not be given effect and the Stock Option Transferee will not be able to sell the underlying shares until the Company receives confirmation that the Participant Transferor's withholding obligations, where applicable, have been satisfied. Accordingly, the exercise of a Stock Option by a Stock Option Transferee is not entirely within his or her control.

         A Stock Option will be deemed exercised on the date the Merrill Lynch Corporate Secretary's office has received a copy of the Stock Option Exercise Form (by mail or facsimile transmission), completed in all respects and signed by the Stock Option Transferee (accompanied by a check and/or shares of Common Stock, where applicable). The Stock Option shares will generally be transferred to the Stock Option Transferee as of the day following the date that (i) the above conditions have been met, (ii) the funds and/or shares of Common Stock paid by the Stock Option Transferee in satisfaction of the exercise price have been received by the Company free and clear of all restrictions, and (iii) the Company has received confirmation that the Participant Transferor's withholding obligations have been satisfied.

         Once the exercise is completed as described above, stock certificates for the appropriate number of shares will be delivered to the Stock Option Transferee or his or her estate or beneficiaries, or such shares shall be credited to an MLPF&S brokerage account or otherwise delivered in such manner as the person(s) entitled thereto may direct.

         Effect of Termination of Employment

         Because Stock Options transferred to Stock Option Transferees continue to be governed by the terms of the Plan and the original grant, their exercisability continues to be affected by the Participant Transferor's employment status.

         If a Participant Transferor terminates employment with the Company for any reason other than death, all outstanding unexercised Stock Options granted to such Participant Transferor, including those held by a Stock Option Transferee, expire on the date of termination of employment, unless the Committee determines that an extended exercise period is warranted.


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

         Notwithstanding the foregoing, the Disability or Retirement (as such terms are defined in the Plan) of a Participant Transferor shall not constitute termination of employment for the purposes of the preceding paragraph, and accordingly shall not result in the early expiration of outstanding Stock Options, unless the Committee shall at any time determine that the Participant Transferor is engaging in or assisting any business that the Committee determines to be in competition with a business engaged in by the Company, in which case the Participant Transferor shall be deemed to have terminated employment.

         If a Participant Transferor dies, all unexercised and unexpired Stock Options granted to such Participant Transferor, including those held by a Stock Option Transferee, shall become immediately exercisable at any time and from time to time, but in no event after the expiration dates of such Stock Options.

         Change in Control Provisions

         The Plan provides that, in the event of a Change in Control of the Company (as defined below) and a subsequent termination of the Participant Transferor's employment without "Cause" or termination of employment by the Participant Transferor for "Good Reason" as such terms are defined in the Plan, including a change in responsibilities or a reduction in salary or benefits, payment will be made for all unexpired Stock Options granted to that Participant Transferor, including those held by a Stock Option Transferee, as if all conditions of exercisability had been met. Payment will consist of a cash amount equal to, for each underlying share of Common Stock, the excess of the Fair Market Value of Common Stock on the day the Participant Transferor's employment is terminated, or, if higher, the highest Fair Market Value during the 90-day period preceding the Change in Control, over the exercise price for the relevant Stock Option.

         A "Change in Control" of the Company means: (i) any change in control of a nature required to be reported under the Commission's proxy rules; (ii) the acquisition by any person of the beneficial ownership of securities representing 30 percent or more of the combined voting power of the Company's then outstanding voting securities; (iii) a change in the composition of the Board of Directors such that, within a period of 2 consecutive years, individuals who at the beginning of such 2-year period constituted the Board of Directors and any new directors elected or nominated by at least three-fourths of the directors who were either directors at the beginning of the 2-year period or were so elected or nominated, cease for any reason to constitute at least a majority of the Board of Directors; or (iv) the liquidation of all or substantially all of the assets of the Company. In addition, if the Company enters into an agreement, the consummation of which would result in a Change in Control, then a Change in Control shall be deemed to have occurred with respect to any Participant's termination without "Cause" or for "Good Reason" occurring after the execution of such agreement and, if such agreement expires or is terminated prior to consummation of the Change in Control, before such expiration or termination.

                         FEDERAL INCOME TAX CONSEQUENCES

         Prior to making a transfer of a Nonqualified Stock Option ("NSO"), a Participant should consult with his or her personal tax advisors concerning the possible Federal and state gift, estate, inheritance, and generation skipping tax consequences of such a transfer, as well as state and local income tax consequences which are not addressed herein. The discussion of Federal income tax consequences for the Participant and the Stock Option Transferee set forth below assumes that the transfer of an NSO during a Participant's lifetime is made by way of gift and no consideration is received therefor.

Income Tax Consequences for Participant Transferors

         The Company has been advised by its tax counsel that a Participant who transfers an NSO by way of gift to an immediate family member will not recognize income at the time of the transfer. Instead, the Participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares purchased (which will not necessarily be equal to the price at which such shares are sold, even if sold on the same day as exercise) over the exercise price at the time the Stock Option Transferee exercises the NSO. (Special rules may apply to Participants subject to potential liability under Section 16(b) of the Exchange Act, which may defer the recognition of compensation income.) Moreover, such income will be subject to payment and withholding of income and FICA taxes. Normally,

Participants will have all withholding amounts deducted from a margin account maintained by the Participant with the Company's affiliate, MLPF&S; alternatively, Participants may satisfy the withholding obligation by writing a check to the Company or by another method permitted by the Company. Subject to certain limitations, the Company will generally be entitled to claim a Federal income tax deduction at such time and in the same amount that the Participant realizes ordinary income. In the event the Stock Option Transferee exercises the NSO after the death of the Participant, any such ordinary income will be recognized by the Stock Option Transferee.

Income Tax Consequences for Stock Option Transferee

         Tax counsel has also advised that a Stock Option Transferee will not recognize income at the time of the transfer of the NSO since a gift is specifically excluded from gross income. As described in the preceding paragraph, the Participant and not the Stock Option Transferee will recognize ordinary compensation income at the time the Stock Option Transferee exercises the NSO if the Participant is alive at the date the NSO is exercised. In the event that the Stock Option Transferee exercises the NSO after the death of the Participant, any such ordinary income will be recognized by the Stock Option Transferee. Such income will not be subject to withholding of income tax but will be subject to withholding of FICA tax unless such income is recognized after the calendar year of the Participant's death. A Stock Option Transferee who chooses to exercise an NSO in whole or in part by delivery of other Common Stock already owned by the Stock Option Transferee should consult with tax counsel concerning the tax consequences of such a transaction.

Income Tax Consequences on Subsequent Sale of Stock

         If shares acquired upon exercise of an NSO are later sold or exchanged, then the difference between the sales price and the Stock Option Transferee's tax basis for the shares will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the taxpayer) depending upon whether the stock has been held for more than one year after the exercise date. If the NSO is exercised by the Stock Option Transferee for cash while the Participant is alive, the tax basis for the shares in the hands of the Stock Option Transferee would be the exercise price for the NSO plus the amount of the income recognized by the Participant Transferor at the time of exercise. If the NSO is exercised for cash by the Stock Option Transferee after the Participant's death, the tax basis for the Shares would be the exercise price for the NSO plus the amount of income recognized upon exercise by the Stock Option Transferee. Different basis rules will apply if the Stock Option Transferee delivered Common Stock in payment of all or a portion of the exercise price of the NSO.


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

                                     EXPERTS

         The consolidated financial statements and related financial statement schedules of the Company and its subsidiaries included or incorporated by reference in the Company's 1995 Annual Report on Form 10-K, and incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated by reference herein. The Selected Financial Data under the captions "Operating Results", "Financial Position" and "Common Share Data" for each of the five years in the period ended December 29, 1995 included in the 1995 Annual Report to Stockholders of the Company, and incorporated by reference herein, have been derived from consolidated financial statements audited by Deloitte & Touche LLP, as set forth in their reports incorporated by reference herein. Such consolidated financial statements and related financial statement schedules, and such Selected Financial Data incorporated by reference in this Prospectus and the Registration Statement of which this Prospectus is a part, have been incorporated herein by reference in reliance upon such reports of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

         With respect to unaudited interim financial information for the periods included in the Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in such Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended (the "Securities Act") for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

                                  LEGAL OPINION

         The legality of the shares of Common Stock offered hereby has been passed upon by Brown & Wood LLP, One World Trade Center, New York, New York 10048, counsel for the Company. In addition, Brown & Wood LLP has advised the Company concerning certain Federal income tax consequences related to Stock Options under the Plan and the transfer and exercise thereof.



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